EXHIBIT 99.1

NEWS RELEASE

Gray Reports Record Operating Results for the Three and Six-Month Periods Ended June 30, 2015

Atlanta, Georgia – August 5, 2015. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced results of operations for the three and six-month periods ended June 30, 2015 as compared to the three and six-month periods ended June 30, 2014, including record revenues, record net income and record broadcast cash flow (a non-GAAP measure). During the three and six-month periods ended June 30, 2015, Gray achieved free cash flow per diluted weighted average share of $0.38 and $0.75, respectively, and net income per diluted weighted average share of $0.17 and $0.27, respectively.

Highlights:

●

Record Revenue – Our revenue for the second quarter of 2015, was $143.5 million, which was the highest for any second quarter in our history. Total revenue increased $36.2 million, or 34%, for the second quarter of 2015, compared to the second quarter of 2014. Our revenue for the six-month period ended June 30, 2015, was $276.8 million, which was also the highest for any first six-months in our history. Total revenue increased $78.2 million, or 39%, for the six-month period ended June 30, 2015 compared to the six-month period ended June 30, 2014.

●

Record Broadcast Cash Flow - Our broadcast cash flow for the second quarter of 2015, was $57.2 million, which was the highest for any second quarter in our history. Our broadcast cash flow for the six-month period ended June 30, 2015 was $104.0 million, which was also the highest for any six-month period ending June 30 in our history.

●

Record Net Income – Our net income for the second quarter of 2015, was $12.1 million, which was the highest for any second quarter in our history. Our net income for the six-month period ended June 30, 2015, was $17.7 million, which was also the highest for any first six-months in our history.

●

Record Retransmission Revenue – Our retransmission revenue increased significantly to $36.9 million in the second quarter of 2015, which was the highest for any second quarter in our history. Our retransmission revenue for the six-month period ended June 30, 2015, was $73.2 million, which was also the highest for any first six-months in our history.

●	Cash – As of June 30, 2015, our total cash and cash equivalents on hand was $222.2 million. On July 1, 2015 we used $77.4 million to complete our acquisitions, described below.

●

Total Leverage Ratio – As of June 30, 2015, we had reduced our total leverage ratio to 5.7 times on a trailing eight-quarter basis (calculated under the terms of our senior credit facility); netting all cash on our balance sheet further reduced our total leverage ratio to 4.8 times.

●

Acquisitions – On July 1, 2015, we completed five acquisitions: KMVT-TV (CBS) and KSVT-TV (FOX) in Twin Falls, Idaho (the “Twin Falls Acquisition”);WAGM-TV (CBS/FOX) in Presque Isle, Maine (the “Presque Isle Acquisition”); KOSA-TV (CBS) in Odessa, Texas (the “Odessa Acquisition”); certain non-licensed assets including programming streams of WFXS (FOX) in Wausau, Wisconsin (the “Wausau Acquisition”); and certain non-licensed assets including programming streams of KVTV (CBS) in Laredo, Texas (the “Laredo Acquisition”, and, collectively with the foregoing transactions, the “2015 Acquired Stations”).

●

Dispositions – On July 1, 2015, we announced the sale of KBGF-TV (NBC) in Great Falls, Montana and KTVH-TV (NBC and CW) in Helena, Montana. In addition, we announced the donation of KMTF-TV (now dark) in Helena, Montana to Montana State University (“MSU”). This donation will allow MSU to operate a full power PBS affiliated television station in the state’s capital for the first time in the history of the statewide PBS network that MSU operates. Both of these transactions are subject to FCC approval and are expected to be completed in the third quarter.

●

Pension Plan – On June 30, 2015, we froze our active pension plan, reducing our liability by $12.3 million, before tax. This was recognized as a reduction in our accumulated other comprehensive loss, and had no effect on our net income. Effective on July 1, 2015, we began to redirect employer contributions to our 401(k) retirement plan.

4370 Peachtree Road, NE, Atlanta, GA 30319  |  P 404.504.9828  F 404.261.9607  |  www.gray.tv

Selected Operating Data on As-Reported Basis:

	Three Months Ended June 30,
			% Change		% Change
			2015 to		2015 to
	2015	2014	2014	2013	2013
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$143,464	$107,249	34%	$84,285	70%
Political	$2,197	$8,616	(75)%	$751	193%

Operating expenses (1):
Broadcast	$86,445	$66,002	31%	$51,807	67%
Corporate and administrative	$6,444	$9,848	(35)%	$5,293	22%

Net income	$12,110	$1,591	661%	$5,144	135%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$57,244	$40,530	41%	$32,307	77%
Broadcast Cash Flow Less
Cash Corporate Expenses	$51,591	$31,408	64%	$28,342	82%
Free Cash Flow	$27,388	$8,881	208%	$9,925	176%

Free Cash Flow Per Share:
Basic	$0.38	$0.15		$0.17
Diluted	$0.38	$0.15		$0.17

	Six Months Ended June 30,
			% Change		% Change
			2015 to		2015 to
	2015	2014	2014	2013	2013
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$276,767	$198,546	39%	$162,454	70%
Political	$3,356	$11,408	(71)%	$1,392	141%

Operating expenses (1):
Broadcast	$173,292	$126,386	37%	$105,301	65%
Corporate and administrative	$13,291	$16,347	(19)%	$9,117	46%

Net income	$17,705	$2,868	517%	$6,014	194%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$103,968	$71,149	46%	$56,816	83%
Broadcast Cash Flow Less
Cash Corporate Expenses	$92,218	$56,881	62%	$49,163	88%
Free Cash Flow	$49,379	$16,334	202%	$12,062	309%

Free Cash Flow Per Share:
Basic	$0.76	$0.28		$0.21
Diluted	$0.75	$0.28		$0.21

(1) Excludes depreciation, amortization, and loss on disposal of assets.
(2) See definition of non-GAAP terms and reconciliation of the non-GAAP amounts to net income included elsewhere herein.

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2015

Selected Operating Data on Combined Historical Basis:

	Three Months Ended June 30,
			% Change		% Change
			2015 to		2015 to
	2015	2014	2014	2013	2013
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$143,464	$133,793	7%	$115,924	24%
Political	$2,197	$10,416	(79)%	$925	138%

Operating expenses (1):
Broadcast	$86,445	$80,364	8%	$71,220	21%
Corporate and administrative	$6,444	$9,848	(35)%	$5,293	22%

Net income	$12,110	$38,542	(69)%	$7,256	67%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$57,244	$54,470	5%	$44,770	28%
Broadcast Cash Flow Less
Cash Corporate Expenses	$51,591	$44,973	15%	$39,874	29%
Operating Cash Flow as defined in the Senior Credit Facility	$51,947	$50,510	3%	$44,001	18%
Free Cash Flow	$27,388	$25,521	7%	$18,366	49%

Free Cash Flow Per Share:
Basic	$0.38	$0.44		$0.32
Diluted	$0.38	$0.44		$0.32

	Six Months Ended June 30,
			% Change		% Change
			2015 to		2015 to
	2015	2014	2014	2013	2013
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$276,767	$254,581	9%	$224,117	23%
Political	$3,356	$13,940	(76)%	$1,645	104%

Operating expenses (1):
Broadcast	$173,292	$158,196	10%	$144,369	20%
Corporate and administrative	$13,291	$16,347	(19)%	$9,117	46%

Net income	$17,705	$16,382	8%	$9,035	96%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$103,968	$97,008	7%	$80,045	30%
Broadcast Cash Flow Less
Cash Corporate Expenses	$92,218	$81,701	13%	$71,030	30%
Operating Cash Flow as defined in the Senior Credit Facility	$94,975	$88,224	8%	$76,721	24%
Free Cash Flow	$49,379	$42,050	17%	$25,526	93%

Free Cash Flow Per Share:
Basic	$0.76	$0.73		$0.44
Diluted	$0.75	$0.72		$0.44

(1) Excludes depreciation, amortization, and loss on disposal of assets.
(2) See definition of non-GAAP terms and reconciliation of the non-GAAP amounts to net income included elsewhere herein.

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2015

Comments on Results of Operations for the Second Quarter of 2015:

Revenue (less agency commissions) by Category:

The table below presents our revenue (less agency commissions) or “net revenue” by category for the three-month periods ended June 30, 2015 and 2014, respectively:

	Three Months Ended June 30,
	2015		2014
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local	$76,053	53.0%	$56,678	52.8%
National	18,949	13.2%	14,826	13.8%
Internet	7,038	4.9%	7,206	6.7%
Political	2,197	1.5%	8,616	8.0%
Retransmission consent	36,909	25.7%	17,659	16.5%
Other	2,318	1.7%	2,264	2.2%
Total	$143,464	100.0%	$107,249	100.0%

Revenue on As-Reported Basis.

Total revenue increased $36.2 million, or 34%, to $143.5 million for the second quarter of 2015, compared to the second quarter of 2014. For the second quarters of 2015 and 2014, revenue from the stations we acquired in various transactions in 2014 (the “2014 Acquired Stations”) accounted for approximately $34.5 million and $5.2 million of our total revenue, respectively.

The principal components of our revenue for the second quarter of 2015, compared to the second quarter of 2014, were as follows:

●	Local advertising revenue increased $19.4 million, or 34%, to $76.1 million;

●	National advertising revenue increased $4.1 million, or 28%, to $18.9 million;

●	Internet advertising revenue decreased $0.2 million, or 2%, to $7.0 million;

●	Political advertising revenue decreased $6.4 million, or 75%, to $2.2 million, reflecting the “off-year” of the two-year election cycle;

●	Retransmission consent revenue increased $19.3 million, or 109%, to $36.9 million; and

●	Other revenue increased $0.1 million, or 2%, to $2.3 million.

Our revenues increased primarily due to the revenue from the 2014 Acquired Stations and increases in retransmission consent revenue at all of our stations. Our local advertising revenue increased primarily due to increased spending in an improving economy. Political advertising revenue decreased due to 2015 being the “off year” of the two-year election cycle. Retransmission consent revenue increased due to increased retransmission consent rates.

Within our local and national advertising revenue categories, and excluding revenue from the 2014 Acquired Stations, our five largest customer categories experienced the following changes during the second quarter of 2015 compared to the second quarter of 2014:

●	Automotive decreased 2%;

●	Medical increased 14%;

●	Restaurant decreased less than 1%;

●	Furniture and appliances increased11%; and

●	Communications decreased 3%.

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2015

Revenue on Combined Historical Basis.

In order to provide more meaningful period over period comparisons, we are also presenting herein certain historical revenue and broadcast expense information on a "Combined Historical Basis." Combined Historical Basis reflects financial results that have been prepared by adding Gray's historical revenue and broadcast expenses with the historical revenue and broadcast expenses of each of the 2014 Acquired Stations from January 1, 2013, but it does not include any adjustments for other events attributable to the acquisitions except that “Combined Historical Free Cash Flow” gives effect to the financings related to acquisitions completed in 2014 and 2013, as if the financing occurred at the beginning of the 2013 period.

On a Combined Historical Basis, total revenue increased $9.7 million, or 7%, to $143.5 million in the second quarter of 2015 as compared to the second quarter of 2014. The Combined Historical Basis components of revenue for the second quarter of 2015, compared to the second quarter of 2014, were approximately as follows:

•	Local advertising revenue increased $4.5 million, or 6%, to $76.1 million;

•	National advertising revenue increased $0.8 million, or 4%, to $18.9 million;

•	Combined local and national advertising revenue increased $5.3 million, or 6%, to $95.0 million;

•	Internet advertising revenue decreased $0.7 million, or 10%, to $7.0 million;

•	Political advertising revenue decreased $8.2 million, or 79%, to $2.2 million, reflecting the “off-year” of the two-year election cycle;

•	Retransmission consent revenue increased $15.1 million, or 70%, to $36.9 million; and

•	Other revenue decreased $1.8 million, or 43%, to $2.3 million.

Within our local and national advertising revenue categories, and including revenue from the 2014 Acquired Stations, our five largest customer categories experienced the following changes during the second quarter of 2015, compared to the second quarter of 2014:

●	Automotive decreased less than 1%;

●	Medical increased 13%;

●	Restaurant increased 2%;

●	Furniture and appliances increased 10%; and

●	Communications increased 6%.

Broadcast Operating Expenses on As-Reported Basis.

Broadcast operating expenses (before depreciation, amortization and loss on disposal of assets) increased $20.4 million, or 31%, to $86.4 million for the second quarter of 2015 compared to the second quarter of 2014. For the second quarters of 2015 and 2014, the 2014 Acquired Stations accounted for approximately $19.4 million and $2.3 million of our total broadcast expenses, respectively.

•

Non-compensation expense increased $15.3 million primarily due to network program fees that increased $12.7 million reflecting increased fees payable to networks under our affiliation agreements renewed in 2014, as well as the commencement of network program fees to CBS in the first quarter of 2015. Other operating expenses all increased as a result of the 2014 Acquired Stations.

•

Compensation expense increased by $9.0 million resulting primarily from the addition of personnel at the 2014 Acquired Stations, but partially offset by a $3.8 million non-cash charge in the 2014 three-month period incurred to implement changes to our paid-time-off policy. Non-cash share based compensation expenses were $0.2 million in the second quarter of 2015 compared to $0.3 million in the second quarter of 2014.

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2015

Broadcast Operating Expenses on Combined Historical Basis.

On a Combined Historical Basis, broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased $6.1 million, or 8%, to $86.4 million in the second quarter of 2015 as compared to the second quarter of 2014. The increase reflects, in part, the following:

•

Network program fees increased $11.1 million consistent with the growth of retransmission consent revenue under our network affiliation agreements renewed in 2014, as well as the commencement of network program fees to CBS in the first quarter of 2015.

•

Compensation expense decreased approximately $3.0 million, primarily as a result of a $3.8 million non-cash charge in the 2014 three-month period incurred to implement changes to our paid-time-off policy in 2014. Non-cash share based compensation expenses were $0.2 million in the second quarter of 2015, compared to $0.3 million in the second quarter of 2014.

Corporate and Administrative Operating Expenses on As-Reported Basis.

Corporate and administrative expenses (before depreciation, amortization and loss on disposal of assets) decreased $3.4 million, or 35%, to $6.4 million in the second quarter of 2015 as compared to the second quarter of 2014. The decrease reflects, in part, the following:

•	Non-compensation expense decreased $4.0 million in the three-month period primarily due to a decrease in professional fees related to the 2014 Acquisitions.

•

Compensation expense increased $0.6 million primarily due to increases in incentive compensation, relocation costs and routine increases in salary expense. Non-cash share based compensation expenses were $0.8 million in the second quarter of 2015, compared to $0.7 million in the second quarter of 2014.

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2015

Comments on Results of Operations for the Six-Month Period Ended June 30, 2015:

Revenue (less agency commissions) by Category:

The table below presents our revenue (less agency commissions) or “net revenue” by category for the six-month periods ended June 30, 2015 and 2014, respectively:

	Six Months Ended June 30,
	2015		2014
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local	$144,384	52.2%	$107,722	54.3%
National	36,716	13.3%	28,174	14.2%
Internet	13,572	4.9%	13,245	6.7%
Political	3,356	1.2%	11,408	5.7%
Retransmission consent	73,160	26.4%	33,776	17.0%
Other	5,579	2.0%	4,221	2.1%
Total	$276,767	100.0%	$198,546	100.0%

Revenue on As-Reported Basis.

Total revenue increased $78.2 million, or 39%, to $276.8 million for the six-months ended June 30, 2015, compared to the six-months ended June 30, 2014. For the six-months ended June 30, 2015 and 2014, revenue from the 2014 Acquired Stations accounted for approximately $67.3 million and $5.6 million of our total revenue, respectively.

The principal components of our revenue for the six-months ended June 30, 2015, compared to the six-months ended June 30, 2014, were as follows:

●	Local advertising revenue increased $36.7 million, or 34%, to $144.4 million;

●	National advertising revenue increased $8.5 million, or 30%, to $36.7 million;

●	Internet advertising revenue increased $0.3 million, or 2%, to $13.6 million;

●	Political advertising revenue decreased $8.1 million, or 71%, to $3.4 million;

●	Retransmission consent revenue increased $39.4 million, or 117%, to $73.2 million; and

●	Other revenue increased $1.4 million, or 32%, to $5.6 million.

Our revenues increased primarily due to the additional revenue from the 2014 Acquired Stations. Our local advertising revenue increased primarily due to increased spending in an improving economy. Political advertising revenue decreased due to 2015 being the “off year” of the two-year election cycle. Retransmission consent revenue increased at all of our stations due to increased retransmission consent rates.

Within our local and national advertising revenue categories, and excluding revenue from the 2014 Acquired Stations, our five largest customer categories experienced the following changes during the six-months ended June 30, 2015 compared to the six-months ended June 30, 2014:

●	Automotive decreased 3%;

●	Medical increased 6%;

●	Restaurant increased 1%;

●	Furniture and appliances increased 6%; and

●	Communications decreased 7%.

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2015

Revenue on Combined Historical Basis.

On a Combined Historical Basis, total revenue increased $22.2 million, or 9%, to $276.8 million in the six-months ended June 30, 2015 as compared to the six-months ended June 30, 2014. The Combined Historical Basis components of revenue for the six-months ended June 30, 2015 compared to the six-months ended June 30, 2014, were approximately as follows:

•	Local advertising revenue increased $5.5 million, or 4%, to $144.4 million;

•	National advertising revenue increased $1.2 million, or 3%, to $36.7 million;

•	Combined local and national advertising revenue increased $6.7 million, or 4%, to $181.1 million;

•	Internet advertising revenue decreased $0.9 million, or 6%, to $13.6 million;

•	Political advertising revenue decreased $10.6 million, or 76%, to $3.4 million, reflecting the off-year of the two-year election cycle;

•	Retransmission consent revenue increased $30.4 million, or 71%, to $73.2 million; and

•	Other revenue decreased $3.4 million, or 38%, to $5.6 million.

Within our local and national advertising revenue categories, and including the 2014 Acquired Stations, our five largest customer categories experienced the following changes in revenue during the six-months ended June 30, 2015 compared to the six-months ended June 30, 2014:

●	Automotive decreased 1%;

●	Medical increased 7%;

●	Restaurant increased 3%;

●	Furniture and appliances increased 8%; and

●	Communications increased 4%.

Broadcast Operating Expenses on As-Reported Basis.

Broadcast operating expenses (before depreciation, amortization and loss on disposal of assets) increased $46.9 million, or 37%, to $173.3 million for the six-months ended June 30, 2015 compared to the six-months ended June 30, 2014. For the six-months ended June 30, 2015 and 2014, the 2014 Acquired Stations accounted for approximately $39.2 million and $2.8 million of our total broadcast expenses, respectively.

•

Compensation expense increased $19.5 million resulting primarily from the addition of personnel at the 2014 Acquired Stations. This increase was partially offset by the effect of a $3.8 million non-cash charge in 2014 incurred to implement changes to our paid-time-off policy. Non-cash share based compensation expenses were $0.5 million in the six-month period ended June 30, 2015, compared to $1.0 million compared to the six-month period ended June 30, 2014.

•

Non-compensation expense increased $31.2 million primarily due to network affiliation fees that increased $25.7 million reflecting increased fees payable to networks under our affiliation agreements renewed in 2014, as well as the commencement of network program fees to CBS in the first quarter of 2015.

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2015

Broadcast Operating Expenses on Combined Historical Basis.

On a Combined Historical Basis, broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased $15.1 million, or 10%, to $173.3 million in the six-month period ended June 30, 2015 compared to the six-month period ended June 30, 2014. The increase reflects, in part, the following:

•

Network program fees increased $22.2 million consistent with the growth of the related retransmission consent revenue under our network affiliation agreements renewed in 2014, as well as the commencement of network program fees to CBS in the first quarter of 2015.

•

Compensation expense decreased $2.2 million, primarily as a result of a $3.8 million non-recurring non-cash charge in the 2014 three-month period incurred to implement changes to our paid-time-off policy. Non-cash share based compensation expenses were $0.5 million in the six-month period ended June 30, 2015, compared to $1.0 million in the six-month period ended June 30, 2014.

•	Trade expense decreased $1.0 million.

Corporate and Administrative Operating Expenses on As-Reported Basis.

Corporate and administrative expenses (before depreciation, amortization and loss on disposal of assets) decreased $3.1 million, or 19%, to $13.3 million in the six-months ended June 30, 2015 compared to the six-months ended June 30, 2014. The decrease reflects, in part, the following:

•	Non-compensation expense decreased $4.2 million primarily due to a decrease in professional fees related to the 2014 Acquisitions in the six-month period ended June 30, 2015.

•

Compensation expense increased $1.1 million primarily due to increases in incentive compensation, relocation costs and routine increases in salary expense. Non-cash share based compensation expenses were $1.5 million in the six-month period ended June 30, 2015, compared to $2.1 million in the six-month period ended June 30, 2014.

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2015

Detailed table of Operating Results:

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for net income per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenue (less agency commissions)	$143,464	$107,249	$276,767	$198,546
Operating expenses before depreciation, amortization and loss on disposal of assets, net:
Broadcast	86,445	66,002	173,292	126,386
Corporate and administrative	6,444	9,848	13,291	16,347
Depreciation	8,754	6,986	17,552	13,370
Amortization of intangible assets	2,731	1,179	5,502	1,468
Loss on disposals of assets, net	332	48	314	379
Operating expenses	104,706	84,063	209,951	157,950
Operating income	38,758	23,186	66,816	40,596
Other income (expense):
Miscellaneous income, net	67	3	74	3
Interest expense	(18,587)	(15,825)	(37,117)	(31,099)
Loss from early extinguishment of debt	-	(4,897)	-	(4,897)
Income before income tax expense	20,238	2,467	29,773	4,603
Income tax expense	8,128	876	12,068	1,735
Net income	$12,110	$1,591	$17,705	$2,868

Basic per share information:
Net income	$0.17	$0.03	$0.27	$0.05
Weighted-average shares outstanding	71,637	57,862	64,968	57,855

Diluted per share information:
Net income	$0.17	$0.03	$0.27	$0.05
Weighted-average shares outstanding	72,270	58,311	65,529	58,298

Political advertising revenue (less agency commissions)	$2,197	$8,616	$3,356	$11,408

Revenue related to Olympic broadcasts (less agency commissions)	$-	$-	$-	$3,778

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2015

Other Financial Data:

	June 30, 2015	December 31, 2014
	(in thousands)

Cash	$222,183	$30,769
Long-term debt	$1,235,969	$1,236,401
Borrowing availability under our revolving credit facility	$50,000	$50,000

	Six Months Ended June 30,
	2015	2014
	(in thousands)

Net cash provided by operating activities	$32,470	$29,339
Net cash used in investing activities	(8,438)	(335,323)
Net cash provided by financing activities	167,382	358,576
Net increase in cash	$191,414	$52,592

Guidance for the Three-Months Ending September 30, 2015:

We currently anticipate that our results of operations for the third quarter of 2015 will be within the ranges presented in the table below. The third quarter of 2015 guidance information presented herein includes the expected results of our recent 2015 Acquired Stations.

	Low End	% Change	High End	% Change
	Guidance for	As-Reported	Guidance for	As-Reported	As-Reported
	the Third	Third	the Third	Third	Third
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2015	2014	2015	2014	2014
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$142,000	8%	$145,000	10%	$131,702

OPERATING EXPENSES
(before depreciation, amortization and loss on disposals of assets):
Broadcast	$93,000	27%	$95,000	30%	$73,218
Corporate and administrative	$6,200	18%	$6,700	27%	$5,271

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$1,600	(93)%	$1,900	(91)%	$22,029

Comments on Third Quarter 2015 Guidance:

Third Quarter of 2015 on As-Reported Basis.

Based on our current forecasts for the third quarter of 2015, we anticipate the following changes from the quarter ended September 30, 2014, as outlined below. Our total revenue estimates for the third quarter of 2015 include approximately $31.0 million of revenue estimated to be contributed collectively by the 2014 Acquired Stations. For the third quarter of 2014, the 2014 Acquired Stations contributed $22.3 million of revenue. Our total revenue estimates for the third quarter of 2015 also include approximately $5.0 million of revenue estimated to be contributed collectively by the 2015 Acquired Stations.

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2015

Revenue on As-Reported Basis.

●	We believe our third quarter of 2015 local advertising revenue, excluding political advertising revenue, will increase from the third quarter of 2014 by approximately 20% to 22%.

●	We expect our third quarter of 2015 national advertising revenue, excluding political advertising revenue, will increase from the third quarter of 2014 by approximately 20% to 22%.

●	Consistent with the “off year” of the two-year election cycle, we anticipate our third quarter of 2015 political advertising revenue will decrease from the third quarter of 2014 by approximately 91%.

●	We believe our third quarter of 2015 retransmission consent revenue will increase from the third quarter of 2014 by approximately 94% to $38.5 million.

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets, net) on As-Reported Basis.

For the third quarter of 2015, we anticipate our broadcast operating expenses will increase from the third quarter of 2014, reflecting anticipated increases in payroll and related employee benefits. We anticipate that our broadcast operating expenses will also reflect increases in network fees. Operating expenses to be incurred collectively by the 2014 Acquired Stations in the third quarter of 2015 are expected to be approximately $19.0 million. Operating expenses to be incurred collectively by the 2015 Acquired Stations in the third quarter of 2015 are expected to be approximately $3.7 million.

For the third quarter of 2015, we anticipate our corporate and administrative operating expense will increase from the third quarter of 2014, reflecting anticipated increases of approximately $0.9 million of payroll and relocation expenses.

Third Quarter of 2015 on Combined Historical Basis.

Based on our current forecasts for the third quarter of 2015, we anticipate the following changes from the Combined Historical Basis for the third quarter of 2014 as outlined below. For the purposes hereof, our Combined Historical Basis for the third quarter of 2014 has been adjusted to give effect to both the 2014 Acquired Stations and the 2015 Acquired Stations.

Revenue on Combined Historical Basis:

●	We believe our third quarter of 2015 total revenue will be approximately $145.0 million, approximately equal to the third quarter of 2014.

●	We believe our third quarter of 2015 local advertising revenue, excluding political advertising revenue, will increase by approximately 7% to 9%, to approximately $75.0 million.

●	We expect our third quarter of 2015 national advertising revenue, excluding political advertising revenue, will increase by approximately 8% to 10%, to approximately $20.0 million.

●	Consistent with the “off year” of the two year election cycle, we anticipate our third quarter of 2015 political advertising revenue will decrease from the third quarter of 2014 by approximately 92%.

●	We believe our third quarter of 2015 retransmission consent revenue will increase by approximately 80%, or $16.8 million, to approximately $38.5 million.

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on Combined Historical Basis:

Our total broadcast operating expenses for the third quarter of 2015 are anticipated to increase from the third quarter of 2014 by approximately $11.0 million. This increase primarily reflects expected increases of $12.0 million in network affiliation expense to $18.0 million for the third quarter of 2015.

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2015

Non-GAAP Terms:

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, operating cash flow as defined in Gray’s credit facility (“Operating Cash Flow”) and Free Cash Flow. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our debt agreements. These non-GAAP amounts may also be provided on an As-Reported Basis as well as a Combined Historical Basis.

Broadcast Cash Flow is defined as net income plus corporate and administrative expenses, broadcast non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

Broadcast Cash Flow Less Cash Corporate Expense is defined as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

Operating Cash Flow as defined in Senior Credit Agreement is defined as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue, plus pension expense but less cash contributions to pension plans.

Free Cash Flow is defined as net income plus non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, pension expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue, contributions to pension plans, interest expense (net of amortization of deferred financing costs and amortization of original issue discount on our debt), capital expenditures (net of any insurance proceeds) and the payment of income taxes (net of any refunds received).

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2015

Reconciliation on As-Reported Basis - Quarter:

Reconciliation of net income to the non-GAAP terms, in thousands:

	As-Reported Basis
	Three Months Ended June 30,
	2015	2014	2013

Net income	$12,110	$1,591	$5,144
Depreciation	8,754	6,986	5,938
Amortization of intangible assets	2,731	1,179	12
Non-cash stock based compensation	1,009	980	1,328
Loss (gain) on disposals of assets, net	332	48	(77)
Miscellaneous (income) expense, net	(67)	(3)	1
Interest expense	18,587	15,825	12,594
Loss from early extinguishment of debt	-	4,897	-
Income tax expense	8,128	876	3,573
Amortization of program broadcast rights	3,553	3,005	2,826
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	7	6	7
Network compensation revenue recognized	-	(113)	(157)
Payments for program broadcast rights	(3,553)	(3,869)	(2,847)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	5,653	9,122	3,965
Broadcast Cash Flow	57,244	40,530	32,307
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	(5,653)	(9,122)	(3,965)
Broadcast Cash Flow Less Cash Corporate Expenses	51,591	31,408	28,342
Pension expense	1,789	1,519	2,154
Contributions to pension plans	(1,433)	(1,755)	(1,087)
Interest expense	(18,587)	(15,825)	(12,594)
Amortization of deferred financing costs	798	702	412
Amortization of net original issue discount (premium) on 7 1/2% senior notes due 2020	(216)	(216)	69
Purchase of property and equipment	(5,547)	(6,654)	(6,949)
Income taxes paid, net of refunds	(1,007)	(298)	(422)
Free Cash Flow	$27,388	$8,881	$9,925

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2015

Reconciliation on As-Reported Basis – Year to Date:

Reconciliation of net income to the non-GAAP terms, in thousands:

	As-Reported Basis
	Six Months Ended June 30,
	2015	2014	2013

Net income	$17,705	$2,868	$6,014
Depreciation	17,552	13,370	11,738
Amortization of intangible assets	5,502	1,468	31
Non-cash stock based compensation	2,002	3,051	1,464
Loss (gain) on disposals of assets, net	314	379	(105)
Miscellaneous income, net	(74)	(3)	-
Interest expense	37,117	31,099	25,134
Loss from early extinguishment of debt	-	4,897	-
Income tax expense	12,068	1,735	5,224
Amortization of program broadcast rights	7,160	5,918	5,663
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	13	12	14
Network compensation revenue recognized	-	(221)	(314)
Payments for program broadcast rights	(7,141)	(7,692)	(5,700)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	11,750	14,268	7,653
Broadcast Cash Flow	103,968	71,149	56,816
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	(11,750)	(14,268)	(7,653)
Broadcast Cash Flow Less Cash Corporate Expenses	92,218	56,881	49,163
Pension expense	4,190	3,092	4,308
Contributions to pension plans	(1,433)	(2,717)	(2,604)
Interest expense	(37,117)	(31,099)	(25,134)
Amortization of deferred financing costs	1,597	1,394	823
Amortization of net original issue discount (premium) on 7 1/2% senior notes due 2020	(432)	(432)	138
Purchase of property and equipment	(8,396)	(10,456)	(14,129)
Income taxes paid, net of refunds	(1,248)	(329)	(503)
Free Cash Flow	$49,379	$16,334	$12,062

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2015

Reconciliation on Combined Historical Basis - Quarter:

Reconciliation of net income to the non-GAAP terms, in thousands:

	Combined Historical Basis
	Three Months Ended
	June 30,
	2015	2014	2013

Net income	$12,110	$38,542	$7,256
Depreciation	8,754	8,388	8,012
Amortization of intangible assets	2,731	1,179	164
Non-cash stock-based compensation	1,009	980	1,328
Loss (gain) on disposals of assets, net	332	(29,055)	(68)
Miscellaneous income, net	(67)	(3)	705
Interest expense	18,587	18,808	19,024
Loss from early extinguishment of debt	-	4,897	-
Income tax expense	8,128	1,902	4,018
Amortization of program broadcast rights	3,553	3,005	2,826
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	7	6	7
Network compensation revenue recognized	-	(113)	(157)
Payments for program broadcast rights	(3,553)	(3,869)	(2,847)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	5,653	9,497	4,896
Other	-	306	(394)
Broadcast Cash Flow	57,244	54,470	44,770
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(5,653)	(9,497)	(4,896)
Broadcast Cash Flow Less Cash Corporate Expenses	51,591	44,973	39,874
Pension expense	1,789	1,521	2,154
Contributions to pension plans	(1,433)	(1,755)	(1,087)
Other	-	5,771	3,060
Operating Cash Flow as defined in Senior Credit Agreement	51,947	50,510	44,001
Interest expense	(18,587)	(18,808)	(19,024)
Amortization of deferred financing costs	798	702	412
Amortization of net original issue discount (premium) on 7 1/2% senior notes due 2020	(216)	(216)	69
Purchase of property and equipment	(5,547)	(6,654)	(6,670)
Income taxes paid, net of refunds	(1,007)	(13)	(422)
Free Cash Flow	$27,388	$25,521	$18,366

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2015

Reconciliation on Combined Historical Basis – Year to Date:

Reconciliation of net income to the non-GAAP terms, in thousands:

	Combined Historical Basis
	Six Months Ended
	June 30,
	2015	2014	2013

Net income	$17,705	$16,382	$9,035
Depreciation	17,552	16,500	15,907
Amortization of intangible assets	5,502	1,524	335
Non-cash stock-based compensation	2,002	3,051	1,464
Loss (gain) on disposals of assets, net	314	733	(75)
Miscellaneous income, net	(74)	310	1,429
Interest expense	37,117	37,582	37,524
Loss from early extinguishment of debt		4,897	-
Income tax expense	12,068	3,438	6,106
Amortization of program broadcast rights	7,160	5,918	6,591
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	13	12	14
Network compensation revenue recognized	-	(221)	(314)
Payments for program broadcast rights	(7,141)	(7,692)	(6,628)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	11,750	15,307	9,015
Other	-	(733)	(358)
Broadcast Cash Flow	103,968	97,008	80,045
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(11,750)	(15,307)	(9,015)
Broadcast Cash Flow Less Cash Corporate Expenses	92,218	81,701	71,030
Pension expense	4,190	3,328	4,308
Contributions to pension plans	(1,433)	(2,482)	(2,604)
Other	-	5,677	3,987
Operating Cash Flow as defined in Senior Credit Agreement	94,975	88,224	76,721
Interest expense	(37,117)	(37,617)	(37,524)
Amortization of deferred financing costs	1,597	1,394	823
Amortization of net original issue discount (premium) on 7 1/2% senior notes due 2020	(432)	(432)	138
Purchase of property and equipment	(8,396)	(9,475)	(14,129)
Income taxes paid, net of refunds	(1,248)	(44)	(503)
Free Cash Flow	$49,379	$42,050	$25,526

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2015

The Company:

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States. Upon consummation of all announced transactions, we will own and operate television stations in 45 television markets broadcasting a total of 150 programming streams, including 30 affiliates of the CBS Network (“CBS”), 22 affiliates of the NBC Network (“NBC”), 16 affiliates of the ABC Network (“ABC”) and 13 affiliates of the FOX Network (“FOX”).

In addition to our primary broadcast channels we can also broadcast secondary digital channels within a market. Our secondary digital channels are generally affiliated with networks different from those affiliated with our primary broadcast channels, and are operated by us to make better use of our broadcast spectrum by providing supplemental and/or alternative programming in addition to our primary channels. Certain of our secondary digital channels are affiliated with more than one network simultaneously. In addition to affiliations with ABC, CBS and FOX, our secondary channels are affiliated with several additional smaller television networks including the CW Network, MyNetworkTV, the MeTV Network, Antenna TV and Telemundo. We also broadcast ten local news/weather channels in certain of our existing markets. Our combined TV station group encompasses markets that comprise approximately 8.3% of total United States television households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act:

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the third quarter of 2015 or other periods, the impact of recently completed transactions, future expenses, the completion of pending transactions and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of August 5, 2015. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2014 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information:

Gray Television, Inc. will host a conference call to discuss its second quarter operating results on August 5, 2015. The call will begin at 1:00 PM Eastern Time. The live dial-in number is 1 (888) 438-5524 and the confirmation code is 7567328. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 7567328 until September 4, 2015.

Web site: www.gray.tv

For information contact:

Hilton Howell	Kevin Latek	Jim Ryan
President and	Senior Vice President,	Senior Vice President and
Chief Executive Officer	Business Affairs	Chief Financial Officer
(404) 266-5512	(404) 266-8333	(404) 504-9828

Gray Television, Inc.

Earnings Release for the three and six-month periods ended June 30, 2015